Exhibit 99.1

First Advantage Reports Third Quarter 2022 Results

Third Quarter 2022 Highlights

(All results compared to prior-year period unless otherwise noted)

•
Revenues were $206.0 million, an increase of 6.8%, compared to $192.9 million; Constant Currency Revenues1 were $209.4 million, an increase of 8.6%
•
Net income was $17.2 million, an increase of 5.7%, compared to $16.3 million
•
Adjusted EBITDA1 was $64.2 million, an increase of 0.4%, compared to $63.9 million; Constant Currency Adjusted EBITDA1 was $65.3 million
•
Adjusted Net Income1 was $40.0 million, a decrease of 5.1%, compared to $42.2 million
•
Cash flows from operations were $46.4 million, an increase of 67.2%, compared to $27.8 million
•
Cash and cash equivalents were $390.3 million as of September 30, 2022, an increase of $97.6 million compared to $292.6 million as of December 31, 2021
•
Increased and extended share repurchase program by $100 million through December 31, 2023

ATLANTA, November 8, 2022 – First Advantage Corporation (NASDAQ: FA), a leading global provider of HR technology solutions for screening, verifications, safety, and compliance, today announced financial results for the third quarter ended September 30, 2022.

Key Financials

(Amounts in millions, except per share data and percentages)

	Three months ended September 30,
	2022	2021	Change
Revenues	$206.0	$192.9	6.8%
Income from operations	$25.7	$24.4	5.2%
Net income	$17.2	$16.3	5.7%
Net income margin	8.4%	8.4%	NA
Adjusted EBITDA[1]	$64.2	$63.9	0.4%
Adjusted EBITDA Margin[1]	31.2%	33.2%	NA
Adjusted Net Income[1]	$40.0	$42.2	(5.1)%

1 Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Constant Currency Revenues, and Constant Currency Adjusted EBITDA are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable respective GAAP measures.
Note: "NA" indicates not applicable information.

“We delivered continued growth in the third quarter, albeit at more moderated levels, following eight consecutive quarters of extremely robust, double-digit revenue growth. We saw sustained resilience in our business, despite broad macroeconomic pressures including inflation, higher interest rates, and geopolitical volatility. Our 6.8% revenue growth and 0.4% Adjusted EBITDA growth were achieved on top of the remarkable 41.0% and 47.7% growth, respectively, we achieved in the prior-year period. This quarter, double-digit revenue growth in our Americas segment was offset in part by significant foreign currency headwinds and macro-related softness in our International segment,” said Scott Staples, Chief Executive Officer.

“Our unique ability to deliver the speed, quality, and applicant experience that helps our customers hire smarter and onboard faster fueled our continued momentum in new logo enterprise customer wins and strong customer retention rates. A resilient U.S. jobs market, driven by high levels of quits, frequent job switching, and continued demand for talent, supports the value proposition for our products and solutions. Additionally, we believe changes in how people work and apply for jobs, along with our customers' focus on managing risks, contribute to the long-term tailwinds for our business,” added Mr. Staples.

Balance Sheet and Cash Flow

During the third quarter of 2022, the Company generated $46.4 million of cash flow from operations and spent $7.0 million on purchases of property and equipment, including capitalized software development costs. At September 30, 2022, First Advantage had cash and cash equivalents of $390.3 million and total debt of $564.7 million, resulting in net debt of $174.4 million.

Share Repurchase Program

Today, First Advantage announced that its Board of Directors has expanded and extended the Company's share repurchase program announced last quarter. The Company’s Board of Directors has approved a $100 million increase to the originally authorized $50 million program and extended the program through December 31, 2023. No shares will be purchased from Silver Lake or its affiliates.

Stock repurchases may be effected through open market repurchases at prevailing market prices (including through the use of block trades and trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended), privately-negotiated transactions, through other transactions in accordance with applicable securities laws, or a combination of these methods on such terms and in such amounts as the Company deems appropriate. The Company is not obligated to repurchase any specific number of shares, and the timing, manner, value, and actual number of shares repurchased will depend on a variety of factors, including the Company’s stock price and liquidity requirements, other business considerations, and general market and economic conditions. The Company may discontinue or modify purchases without notice at any time. The Company plans to use its existing cash to fund repurchases made under the share repurchase program.

Through November 4, 2022, the Company repurchased 1,616,551 shares of its common stock under its share repurchase program for an aggregate of $21.6 million. As of November 4, 2022, the Company had 151,929,522 shares of common stock outstanding.

“Our balance sheet strength is underpinned by our cash and liquidity position, low debt levels, and robust free cash flow generation, all of which give us tremendous flexibility in our capital allocation priorities,” commented David Gamsey, EVP and Chief Financial Officer. “We continually evaluate opportunities for executing M&A, investing in the Company for continued growth, and returning capital to shareholders, all with the goal of maximizing shareholder value.”

Full Year 2022 Guidance

First Advantage is revising full year 2022 guidance ranges downward to reflect expectations for continuing foreign currency headwinds and macro-driven demand softness, primarily in the International segment. This revised guidance equates to full year 2022 revenue growth of 14% - 15%, or 16% - 17% on a constant currency basis.

The following table summarizes our full year 2022 guidance:

	Prior Guidance As of August 4, 2022	Revised Guidance As of November 8, 2022
Revenues	$823 million – $835 million	$813 million – $820 million
Adjusted EBITDA[2]	$254 million – $259 million	$247 million – $251 million
Adjusted Net Income[2]	$158 million – $161 million	$154 million – $157 million
Capital expenditures[3]	$28 million – $30 million	$28 million – $29 million

2 A reconciliation of the foregoing guidance for the non-GAAP metrics of Adjusted EBITDA and Adjusted Net Income to GAAP net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

3 Capital expenditures consists of purchases of property and equipment and capitalized software development costs.

Actual results may differ materially from First Advantage’s full year 2022 guidance as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast Information

First Advantage will host a conference call to review its results today, November 8, 2022, at 8:30 a.m. ET.

To participate in the conference call, please dial (800) 225-9448 (domestic) or (203) 518-9783 (international) approximately ten minutes before the 8:30 a.m. ET start. Please mention to the operator that you are dialing in for the First Advantage third quarter 2022 earnings call or provide the conference code FAQ322. The call will also be webcast live on the Company’s investor relations website at https://investors.fadv.com under the “News & Events” and then “Events & Presentations” section, where related presentation materials will be posted prior to the conference call.

Following the conference call, a replay of the webcast will be available on the Company’s investor relations website, https://investors.fadv.com. Alternatively, the live webcast and subsequent replay will be available at https://event.on24.com/wcc/r/3940895/C4F5082849C94BFBEE9EA8A317D39EE3.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. These forward-looking statements relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” "target," “guidance,” the negative version of these words, or similar terms and phrases.

These forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Such risks and uncertainties include, but are not limited to, the following:

•
the impact of COVID-19 and related continuously evolving risks on our results of operations, financial position, and/or liquidity;
•
our operations in a highly regulated industry and the fact that we are subject to numerous and evolving laws and regulations, including with respect to personal data and data security;
•
our reliance on third-party data providers;
•
negative changes in external events beyond our control, including our customers’ onboarding volumes, economic drivers which are sensitive to macroeconomic cycles, such as interest rate volatility and inflation, geopolitical unrest, and the COVID-19 pandemic;
•
potential harm to our business, brand, and reputation as a result of security breaches, cyber-attacks, or the mishandling of personal data;
•
the continued integration of our platforms and solutions with human resource providers such as applicant tracking systems and human capital management systems as well as our relationships with such human resource providers;
•
disruptions, outages, or other errors with our technology and network infrastructure, including our data centers, servers, and third-party cloud and internet providers and our migration to the cloud;
•
our ability to obtain, maintain, protect and enforce our intellectual property and other proprietary information;
•
our indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations;
•
the timing, manner and volume of repurchases of common stock pursuant to our share repurchase program; and
•
control by our Sponsor, "Silver Lake", (Silver Lake Group, L.L.C., together with its affiliates, successors, and assignees) and its interests may conflict with ours or those of our stockholders.

For additional information on these and other factors that could cause First Advantage’s actual results to differ materially from expected results, please see our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in our filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Information

This press release contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Income,” “Adjusted Diluted Earnings Per Share,” “Constant Currency Revenues,” and “Constant Currency Adjusted EBITDA.”

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Constant Currency Revenues, and Constant Currency Adjusted EBITDA have been presented in this press release as supplemental measures of financial performance that are not required by or presented in accordance with GAAP because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Constant Currency Revenues, and Constant Currency Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation, and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Constant Currency Revenues, and Constant Currency Adjusted EBITDA are not recognized terms under GAAP and should not be considered as an alternative to net income as a measure of financial performance or cash provided by (used in) operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. The presentations of these measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, and as further adjusted for loss on extinguishment of debt, share-based compensation, transaction and acquisition-related charges, integration and restructuring charges, and other non-cash charges. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues. We define Adjusted Net Income for a particular period as net income before taxes adjusted for debt-related costs, acquisition-related depreciation and amortization, share-based compensation, transaction and acquisition-related charges, integration and restructuring charges, and other non-cash charges, to which we then apply the related effective tax rate. We define Adjusted Diluted Earnings Per Share as Adjusted Net Income divided by adjusted weighted average number of shares outstanding—diluted. We define Constant Currency Revenues as current period revenues translated using prior-year period exchange rates. We define Constant Currency Adjusted EBITDA as current period Adjusted EBITDA translated using prior-year period exchange rates. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures, see the reconciliations included at the end of this press release. Numerical figures included in the reconciliations have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

About First Advantage

First Advantage (NASDAQ: FA) is a leading global provider of HR technology solutions for screening, verifications, safety, and compliance. The Company delivers innovative solutions and insights that help customers manage risk and hire the best talent. Enabled by its proprietary technology, First Advantage’s products and solutions help companies protect their brands and provide safer environments for their customers and their most important resources: employees, contractors, contingent workers, tenants, and drivers. Headquartered in Atlanta, Georgia, First Advantage performs screens in over 200 countries and territories on behalf of its more than 33,000 customers. For more information about First Advantage, visit the Company’s website at https://fadv.com/.

Investor Contact

Stephanie Gorman

Vice President, Investor Relations

Investors@fadv.com

(888) 314-9761

Condensed Financial Statements

First Advantage Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	September 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$390,262	$292,642
Restricted cash	138	148
Short-term investments	—	941
Accounts receivable (net of allowance for doubtful accounts of $1,126 and $1,258 at September 30, 2022 and December 31, 2021, respectively)	151,197	155,772
Prepaid expenses and other current assets	27,318	14,365
Income tax receivable	2,556	2,292
Total current assets	571,471	466,160
Property and equipment, net	125,623	154,309
Goodwill	791,574	793,892
Trade name, net	72,928	79,585
Customer lists, net	340,556	384,766
Deferred tax asset, net	1,744	1,413
Other assets	18,020	6,456
TOTAL ASSETS	$1,921,916	$1,886,581
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$52,285	$53,977
Accrued compensation	23,470	30,054
Accrued liabilities	17,873	21,829
Current portion of operating lease liability	5,500	—
Income tax payable	1,661	2,573
Deferred revenues	847	873
Total current liabilities	101,636	109,306
Long-term debt (net of deferred financing costs of $8,532 and $9,879 at September 30, 2022 and December 31, 2021, respectively)	556,192	554,845
Deferred tax liability, net	90,842	84,653
Operating lease liability, less current portion	9,947	—
Other liabilities	3,316	5,539
Total liabilities	761,933	754,343
EQUITY
Common stock - $0.001 par value; 1,000,000,000 shares authorized, 153,169,055 and 152,901,040 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	153	153
Additional paid-in-capital	1,173,787	1,165,163
Accumulated earnings (deficit)	10,769	(31,441)
Accumulated other comprehensive (loss)	(24,726)	(1,637)
Total equity	1,159,983	1,132,238
TOTAL LIABILITIES AND EQUITY	$1,921,916	$1,886,581

First Advantage Corporation

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three Months Ended September 30,
(in thousands, except share and per share amounts)	2022	2021
REVENUES	$205,986	$192,867

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization below)	104,300	94,151
Product and technology expense	13,250	11,313
Selling, general, and administrative expense	28,034	27,203
Depreciation and amortization	34,744	35,812
Total operating expenses	180,328	168,479
INCOME FROM OPERATIONS	25,658	24,388

OTHER EXPENSE, NET:
Interest expense, net	1,740	4,706
Total other expense, net	1,740	4,706
INCOME BEFORE PROVISION FOR INCOME TAXES	23,918	19,682
Provision for income taxes	6,709	3,397
NET INCOME	$17,209	$16,285

Foreign currency translation (loss)	(10,253)	(3,059)
COMPREHENSIVE INCOME	$6,956	$13,226

NET INCOME	$17,209	$16,285
Basic net income per share	$0.11	$0.11
Diluted net income per share	$0.11	$0.11
Weighted average number of shares outstanding - basic	150,930,340	149,943,998
Weighted average number of shares outstanding - diluted	152,357,307	152,400,419

First Advantage Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$44,458	$666
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,185	106,493
Loss on extinguishment of debt	—	13,938
Amortization of deferred financing costs	1,347	5,496
Bad debt (recovery)	(6)	(163)
Deferred taxes	5,536	(4,465)
Share-based compensation	5,824	4,569
Loss (gain) on foreign currency exchange rates	115	(281)
Loss on disposal of property and equipment	197	80
Change in fair value of interest rate swaps	(11,376)	(845)
Changes in operating assets and liabilities:
Accounts receivable	3,063	(35,815)
Prepaid expenses and other assets	700	(14,096)
Accounts payable	165	1,547
Accrued compensation and accrued liabilities	(9,337)	5,898
Deferred revenues	(116)	73
Operating lease liabilities	(773)	—
Other liabilities	1,055	509
Income taxes receivable and payable, net	(1,195)	256
Net cash provided by operating activities	142,842	83,860
CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments	826	305
Acquisitions of businesses, net of cash acquired	(19,044)	(7,588)
Purchases of property and equipment	(6,034)	(5,743)
Capitalized software development costs	(16,320)	(11,966)
Proceeds from disposal of property and equipment	46	—
Net cash used in investing activities	(40,526)	(24,992)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock in initial public offering, net of underwriting discounts and commissions	—	320,559
Payments of initial public offering issuance costs	—	(3,848)
Shareholder distribution	—	(313)
Capital contributions	—	241
Share repurchases	(2,248)	—
Borrowings from Successor First Lien Credit Facility	—	261,413
Repayments of Successor First Lien Credit Facility	—	(363,875)
Repayment of Successor Second Lien Credit Facility	—	(146,584)
Payments of debt issuance costs	—	(1,257)
Payments on capital and finance lease obligations	(673)	(1,286)
Payments on deferred purchase agreements	(704)	(533)
Proceeds from issuance of common stock under share-based compensation plans	3,090	187
Net settlement of share-based compensation plan awards	(292)	(332)
Net cash (used in) provided by financing activities	(827)	64,372
Effect of exchange rate on cash, cash equivalents, and restricted cash	(3,879)	(522)
Increase in cash, cash equivalents, and restricted cash	97,610	122,718
Cash, cash equivalents, and restricted cash at beginning of period	292,790	152,970
Cash, cash equivalents, and restricted cash at end of period	$390,400	$275,688

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds received	$11,321	$6,069
Cash paid for interest	$17,640	$18,362
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Offering costs included in accounts payable and accrued liabilities	$—	$187
Property and equipment acquired on account	$105	$2,796

Reconciliation of Consolidated Non-GAAP Financial Measures

	Three Months Ended September 30, 2022
(in thousands)	Americas	International	Eliminations	Total revenues
Revenues, as reported (GAAP)	$176,091	$31,628	$(1,733)	$205,986
Foreign currency translation impact (a)	53	3,312	92	3,457
Constant currency revenues	$176,144	$34,940	$(1,641)	$209,443
(a)
Constant currency revenues is calculated by translating current period amounts using prior-year period exchange rates.

	Three Months Ended September 30,
(in thousands, except percentages)	2022	2021
Net income	$17,209	$16,285
Interest expense, net	1,740	4,706
Provision for income taxes	6,709	3,397
Depreciation and amortization	34,744	35,812
Share-based compensation	2,022	1,343
Transaction and acquisition-related charges(a)	1,908	2,144
Integration, restructuring, and other charges(b)	(144)	257
Adjusted EBITDA	$64,188	$63,944
Revenues	205,986	192,867
Net income margin	8.4%	8.4%
Adjusted EBITDA Margin	31.2%	33.2%
Adjusted EBITDA	$64,188
Foreign currency translation impact (c)	1,090
Constant currency Adjusted EBITDA	$65,278
(a)
Represents charges incurred related to acquisitions and similar transactions, primarily consisting of change in control-related costs, professional service fees, and other third-party costs. Additionally includes incremental professional service fees incurred related to the initial public offering and subsequent one-time compliance efforts. The three months ended September 30, 2022 includes a transaction bonus expense related to one of the Company’s 2021 acquisitions.
(b)
Represents charges from organizational restructuring and integration activities, non-cash, and other charges primarily related to legal exposures inherited from legacy acquisitions, foreign currency (gains) losses, and (gains) losses on the sale of assets.
(c)
Constant currency Adjusted EBITDA is calculated by translating current period amounts using prior-year period exchange rates.

Reconciliation of Consolidated Non-GAAP Financial Measures (continued)

	Three Months Ended September 30,
(in thousands)	2022	2021
Net income	$17,209	$16,285
Provision for income taxes	6,709	3,397
Income before provision for income taxes	23,918	19,682
Debt-related charges(a)	(3,545)	437
Acquisition-related depreciation and amortization(b)	28,927	31,749
Share-based compensation	2,022	1,343
Transaction and acquisition-related charges(c)	1,908	2,144
Integration, restructuring, and other charges(d)	(144)	257
Adjusted Net Income before income tax effect	53,086	55,612
Less: Income tax effect(e)	13,083	13,443
Adjusted Net Income	$40,003	$42,169

	Three Months Ended September 30,
	2022	2021
Diluted net income per share (GAAP)	$0.11	$0.11
Adjusted Net Income adjustments per share
Income taxes	0.04	0.02
Debt-related charges(a)	(0.02)	0.00
Acquisition-related depreciation and amortization(b)	0.19	0.21
Share-based compensation	0.01	0.01
Transaction and acquisition related charges(c)	0.01	0.01
Integration, restructuring, and other charges(d)	(0.00)	0.00
Adjusted income taxes(e)	(0.09)	(0.09)
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.26	$0.28

Weighted average number of shares outstanding used in computation of Adjusted Diluted Earnings Per Share:
Weighted average number of shares outstanding—diluted (GAAP and Non-GAAP)	152,357,307	152,400,419
(a)
Represents the loss on extinguishment of debt and non-cash interest expense related to the amortization of debt issuance costs for the 2021 February refinancing and repayment of the Company’s Successor First Lien Credit Facility and Successor Second Lien Credit Facility, respectively. Beginning in 2022, this adjustment also includes the impact of the change in fair value of interest rate swaps. This adjustment, which represents the fair value gains or losses on the interest rate swaps, was added as a result of the increased interest rate volatility observed in 2022. The Company determined that the impact to the previous year, ($0.1) million for the three months ended September 30, 2021, was not significant and therefore, the previously reported amounts will not be recast.
(b)
Represents the depreciation and amortization expense related to intangible assets and developed technology assets recorded due to the application of ASC 805, Business Combinations.
(c)
Represents charges incurred related to acquisitions and similar transactions, primarily consisting of change in control-related costs, professional service fees, and other third-party costs. Additionally includes incremental professional service fees incurred related to the initial public offering and subsequent one-time compliance efforts. The three months ended September 30, 2022 includes a transaction bonus expense related to one of the Company’s 2021 acquisitions.
(d)
Represents charges from organizational restructuring and integration activities, non-cash, and other charges primarily related to legal exposures inherited from legacy acquisitions, foreign currency (gains) losses, and (gains) losses on the sale of assets.
(e)
Effective tax rates of approximately 24.6% and 24.2% have been used to compute Adjusted Net Income and Adjusted Diluted Earnings Per Share for the three months ended September 30, 2022 and 2021, respectively. As of December 31, 2021, we had net operating loss carryforwards of approximately $120.1 million for federal income tax purposes available to reduce future income subject to income taxes. As a result, the amount of actual cash taxes we may pay for federal income taxes differs significantly from the effective income tax rate computed in accordance with GAAP and from the normalized rate shown above.